SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2007

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	0-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7915 Baymeadow Way, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (904) 737-1367

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01 — Entry into a Material Definitive Agreement.

On May 2, 2007, ParkerVision (the Company) entered into a royalty-bearing intellectual property license agreement and an engineering services agreement (ESA) with ITT Corporation (ITT). The Company announced these agreements in a press release dated May 2, 2007, a copy of which is attached as Exhibit 99.1.

Under the terms of the ESA, ParkerVision will receive payments for engineering consulting and design services during ITT’s product development cycle. Work under the ESA is expected to commence immediately. Royalty payments per unit to ParkerVision will begin after ITT’s development cycle has been completed and ITT is shipping units to customers. Collectively, these agreements are expected to offset a portion of the Company’s annual operating expenses going forward. The Company estimates that the intellectual property license to ITT for d2p technology will result in cumulative royalties of approximately $25 million.

By entering into these agreements, ParkerVision has successfully completed its first end-to-end d2p™ technology adoption. This process included evaluation of the d2p technical and financial merits, definition of product specifications and engineering support, and negotiation of the agreements for licensing ParkerVision’s technologies worldwide.

ParkerVision continues to focus its efforts on gaining adoption of its d2p technology within the mobile handset market.

Item 9.01 — Financial Statement and Exhibits

99.1     Press release of the Company dated May 2, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2007	PARKERVISION, INC.

By:  /s/ Jeffrey L. Parker
        Jeffrey L. Parker
        Chief Executive Officer